Exhibit 1

March 31, 2006

FILED BY SEDAR

British Columbia Securities Commission (Principal Regulator)

Ontario Securities Commission

Alberta Securities Commission

Saskatchewan Securities Commission

The Manitoba Securities Commission

Authorité des marchés financiers

Office of the Administrator, New Brunswick

Nova Scotia Securities Commission

Securities Commission of Newfoundland and Labrador

Registrar of Securities, Prince Edward Island

Dear Sirs/Mesdames:

Re: Peru Copper Inc. (the .Corporation.) Annual Audited Consolidated Financial Statement for the Financial Year Ended December 31, 2005 (the “Financial Statements”)

As counsel to the Corporation, we have been advised that due to typographical errors contained in the above-mentioned filing, completed on March 31, 2006, the Corporation has voluntarily resubmitted the Financial Statements on March 31, 2005 under the category of Audited Annual Financial Statements (amended) under the Corporation’s SEDAR profile.

Yours truly,

Cassels Brock & Blackwell LLP

Per:

(signed) Andrea C. FitzGerald